Artisan Partners Asset Management Inc. Reports 3Q23 Results
Milwaukee, WI - October 31, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and nine months ended September 30, 2023, and declared a quarterly dividend.
Chief Executive Officer Eric Colson said: "On September 27, we held our first Investor Day in New York and online. After more than ten years as a public company, we wanted to review Who We Are as an investment firm, detail how we have evolved our business and compounded wealth for clients, and highlight the team and platform we have in place today to continue generating quality outcomes for clients, investment talent, and shareholders long into the future.
"At the event, our President, Jason Gottlieb, described our repeatable process for identifying, recruiting, onboarding, and partnering with exceptional investment leaders to build and sustain high quality investment franchises. That process has generated successful outcomes across time, generations, asset classes, and cultures. The common components are differentiated talent, alignment of interests, customized business support, minimal distractions, and patience. We have applied the same fundamental philosophy for nearly 30 years to grow to ten autonomous investment teams, 25 investment strategies spanning equities, fixed income, and alternatives, and $136 billion in AUM.
"Jason was joined by Keegan O’Brien and Chris Nicolaou, the co-heads of our Investment Strategy Group, which has primary responsibility for identifying and recruiting new investment talent, coordinating the development of investment teams into sustainable franchises, and maintaining our investments first culture and distraction free investing environment. In the last five years, the Investment Strategy Group has conducted over 1,600 investment talent interviews, reviewed inbound inquiries from over 350 portfolio management teams, conducted deep due diligence on 27 external opportunities, and designed and launched nine new investment strategies with our existing and new investment teams.
"Today, 15 of our 25 investment strategies have track records of less than ten years, including four fixed income and four alternatives strategies. In total, these 15 strategies represent $25 billion of our AUM and account for approximately 20% of our revenues. However, these strategies remain in the foundational stage with tremendous opportunity for future growth and financial scale. In time, we believe these 15 strategies can grow into a business that is every bit as high-quality, scaled, profitable, and sustainable as the business represented by our more mature strategies.
"Chris Krein, our Head of Global Distribution, described how we continue to evolve our sales and service as we increase the number of strategies we offer and regions in which we market. We operate a hybrid distribution model with dedicated, team-specific business leadership and centralized sales teams. As what used to be distinct distribution channels converge, we are migrating away from channel specific mandates and placing greater emphasis on delineating sales and service responsibilities. We are creating more and better investment content for client service and marketing, and collecting, generating, and using data to improve the effectiveness and efficiency of our sales and service groups. We are rounding out these efforts with a sales group dedicated to marketing our alternative strategies.
"Along with Chief Administrative Officer, Eileen Kwei, and Chief Operating Officer, Sam Sellers, we have in place a business management team with the leadership capacity to expand into new asset classes, add new investment teams, operate in more regions, and utilize a wider array of securities within our existing autonomous investment teams. We are also announcing that our general counsel, Laurie Simpson, has been elevated to Chief Legal Officer as Sarah Johnson continues her previously announced retirement transition. We are running a high volume of opportunities through our repeatable process to generate another decade of high-quality growth.
"Summarizing our Investor Day, we will continue to focus on compounding client wealth through differentiated investment results, expanding the capabilities of our investment platform, and providing consistency to clients, employees, and shareholders through our disciplined and repeatable approach overseen by an experienced and dedicated business leadership team. We have multiple avenues for long-term growth, and we have the platform and leadership team to execute on those opportunities. For a more granular discussion of these topics, I encourage you to review the Investor Day materials and listen to a replay of the presentations available on our investor relations website www.apam.com."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$136.5	$143.0	$120.6	$136.5	$120.6
Average	142.2	139.3	132.9	139.0	146.2

Consolidated Financial Results (GAAP)
Revenues	$248.7	$242.9	$234.3	$726.1	$767.3
Operating income	82.2	76.7	78.7	227.2	274.1
Operating margin	33.0%	31.6%	33.6%	31.3%	35.7%
Net income attributable to Artisan Partners Asset Management Inc.	$53.1	$53.6	$44.2	$157.5	$153.9
Basic earnings per share	0.76	0.76	0.65	2.27	2.17
Diluted earnings per share	0.76	0.76	0.65	2.27	2.17

Adjusted[1] Financial Results
Adjusted operating income	$80.9	$77.5	$77.1	$228.4	$269.7
Adjusted operating margin	32.5%	31.9%	32.9%	31.5%	35.1%
Adjusted EBITDA[2]	$85.5	$81.1	$79.5	$239.6	$275.9
Adjusted net income	60.8	57.7	56.4	170.3	197.6
Adjusted net income per adjusted share	0.75	0.71	0.70	2.11	2.47

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

September 2023 Quarter Compared to June 2023 Quarter
AUM declined to $136.5 billion at September 30, 2023, a decrease of $6.5 billion, or 5%, compared to $143.0 billion at June 30, 2023, primarily due to $5.1 billion of market depreciation and $1.3 billion of net client cash outflows. For the quarter, average AUM increased 2% to $142.2 billion from $139.3 billion in the June 2023 quarter.
Revenues of $248.7 million in the September 2023 quarter increased $5.8 million, or 2%, from $242.9 million in the June 2023 quarter, primarily due to higher average AUM and one more calendar day in the September 2023 quarter.
Operating expenses of $166.5 million in the September 2023 quarter increased $0.3 million or 0.2% from $166.2 million in the June 2023 quarter, due to an increase in incentive compensation expense predominately associated with higher revenues, partially offset by lower long-term incentive compensation expense resulting from market valuation changes in compensation plans.

GAAP operating margin was 33.0% in the September 2023 quarter, compared to 31.6% in the June 2023 quarter. Adjusted operating margin was 32.5% in the September 2023 quarter, compared to 31.9% in the June 2023 quarter.

Within non-operating income (expense), investment gains (losses) are primarily comprised of net investment gains (losses) of consolidated sponsored investment products, nonconsolidated sponsored investment products, investments in sponsored investment products held to economically hedge compensation plans (collectively referred to as "investments in sponsored products") and interest income generated on cash and cash equivalents. Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $7.6 million in the September 2023 quarter, compared to gains of $17.7 million in the June 2023 quarter. Artisan Partners' portion of investments in sponsored products loss was $3.6 million in the September 2023 quarter, compared to gains of $8.5 million in the June 2023 quarter. Interest income generated on cash and cash equivalents was $2.1 million in the September 2023 quarter, compared to $1.2 million in the June 2023 quarter.
GAAP net income was $53.1 million, or $0.76 per basic and diluted share, in the September 2023 quarter, compared to GAAP net income of $53.6 million, or $0.76 per basic and diluted share, in the June 2023 quarter. Adjusted net income was $60.8 million, or $0.75 per adjusted share, in the September 2023 quarter, compared to adjusted net income of $57.7 million, or $0.71 per adjusted share, in the June 2023 quarter.
September 2023 Quarter Compared to September 2022 Quarter
AUM at September 30, 2023 was $136.5 billion, up 13% from $120.6 billion at September 30, 2022. The change in AUM from the prior year quarter was primarily due to $25.3 billion of investment returns, partially offset by $8.9 billion of net client cash outflows. Average AUM for the September 2023 quarter was $142.2 billion, 7% higher than average AUM for the September 2022 quarter.
Revenues of $248.7 million in the September 2023 quarter increased $14.4 million, or 6%, from $234.3 million in the September 2022 quarter, primarily due to higher average AUM.
Operating expenses of $166.5 million in the September 2023 quarter increased $10.9 million, or 7%, from $155.6 million in the September 2022 quarter, primarily due to an increase in incentive compensation and higher fixed compensation and benefits costs reflecting annual merit increases and an increase in the number of full time associates. Operating expenses also increased as a result of an increase in travel expenses.
GAAP operating margin was 33.0% in the September 2023 quarter, compared to 33.6% in the September 2022 quarter. Adjusted operating margin was 32.5% in the September 2023 quarter, compared to 32.9% in the September 2022 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $7.6 million in the September 2023 quarter, compared to losses of $9.4 million in the September 2022 quarter. Artisan Partners' portion of investment in sponsored products loss was $3.6 million in the September 2023 quarter, compared to losses of $7.1 million in the September 2022 quarter. Interest income generated on cash and cash equivalents was $2.1 million in the June 2023 quarter, compared to $0.2 million in the September 2022 quarter.
GAAP net income was $53.1 million, or $0.76 per basic and diluted share, in the September 2023 quarter, compared to GAAP net income of $44.2 million, or $0.65 per basic and diluted share, in the September 2022 quarter. Adjusted net income was $60.8 million, or $0.75 per adjusted share, in the September 2023 quarter, compared to adjusted net income of $56.4 million, or $0.70 per adjusted share, in the September 2022 quarter.

Nine Months Ended September 2023 Compared to Nine Months Ended September 2022
AUM increased to $136.5 billion at September 30, 2023, an increase of 13% compared to $120.6 billion at September 30, 2022. Average AUM for the September 2023 nine-month period was $139.0 billion, 5% lower than average AUM of $146.2 billion for the September 2022 nine-month period.
Revenues of $726.1 million for the nine months ended September 2023 decreased $41.2 million, or 5%, from $767.3 million for the nine months ended September 2022, primarily due to lower average AUM.
Operating expenses of $498.9 million for the nine months ended September 2023 increased $5.7 million, or 1%, from $493.2 million for the nine months ended September 2022, primarily due to higher fixed compensation and benefits costs reflecting annual merit increases and a 6% increase in the number of full time associates, higher long-term incentive compensation expense resulting from market valuation changes in compensation plans, and higher travel expenses. Those increases were partially offset by a decline in incentive compensation as a result of lower revenues.
GAAP operating margin was 31.3% for the nine months ended September 2023, compared to 35.7% for the nine months ended September 2022. Adjusted operating margin was 31.5% for the nine months ended September 2023, compared to 35.1% for the nine months ended September 2022.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $49.5 million for the nine months ended September 2023, compared to losses of $38.3 million for the nine months ended September 2022. Artisan Partners' portion of investment in sponsored products gain was $19.2 million for the nine months ended September 2023, compared to losses of $30.0 million for the nine months ended September 2022. Interest income generated on cash and cash equivalents was $3.8 million for the nine months ended September 2023, compared to $0.2 million for the nine months ended September 2022.
GAAP net income was $157.5 million, or $2.27 per basic and diluted share, for the nine months ended September 2023, compared to GAAP net income of $153.9 million, or $2.17 per basic and diluted share, for the nine months ended September 2022. Adjusted net income was $170.3 million, or $2.11 per adjusted share, for the nine months ended September 2023, compared to adjusted net income of $197.6 million, or $2.47 per adjusted share, for the nine months ended September 2022.

Capital Management & Balance Sheet
Cash and cash equivalents were $198.3 million at September 30, 2023, compared to $114.8 million at December 31, 2022. During the September 30, 2023 quarter, the Company paid a variable quarterly dividend of $0.61 per share of Class A common stock with respect to the June 2023 quarter. The Company had total borrowings of $200.0 million at September 30, 2023 and December 31, 2022.
During the September 2023 quarter, limited partners of Artisan Partners Holdings exchanged 13,613 common units for 13,613 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 13,613 shares.
Total stockholders’ equity was $323.4 million at September 30, 2023, compared to $279.4 million at December 31, 2022. The Company had 68.5 million Class A common shares outstanding at September 30, 2023. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6x at September 30, 2023.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.65 per share of Class A common stock with respect to the September 2023 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the September 2023 quarter and will be paid on November 30, 2023, to shareholders of record as of the close of business on November 16, 2023. Based on our projections and subject to change, we expect some portion of the 2023 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on November 1, 2023, at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10181971. A replay of the call will be available until November 8, 2023, at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 4519258. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
This release also refers to materials from the Company's Investor Day presentation, which can be found on the Company's website. The Investor Day presentation included forward-looking statements which were current as of the time they were made, but have not been updated to reflect any changes in circumstances.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts for which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan Partners' definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan Partners' fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan Partners' strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which reflects an estimate of the amount in dollars by which our investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA US High Yield Index (formerly called the ICE BofA US High Yield Master II Total Return Index); Credit Opportunities Strategy-ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index (formerly called the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index); Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
In the quarter ended December 31, 2022, the Company changed the presentation of its Consolidated Statements of Operations in Exhibit 1 to include information technology office hardware expense (such as computers and telephones) in “Communication and technology” instead of “General and administrative”. Prior period amounts have also been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported operating income or net income.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$156.4	$151.6	$146.4	$452.6	$478.5
Separate accounts and other	92.2	91.3	87.8	273.3	288.4
Performance fees	0.1	—	0.1	0.2	0.4
Total revenues	248.7	242.9	234.3	726.1	767.3

Operating expenses
Compensation and benefits	130.7	130.4	122.1	392.6	389.4
Distribution, servicing and marketing	6.2	6.0	5.6	17.8	19.0
Occupancy	7.2	7.3	7.1	21.5	20.4
Communication and technology	13.0	13.0	12.4	38.4	37.7
General and administrative	9.4	9.5	8.4	28.6	26.7
Total operating expenses	166.5	166.2	155.6	498.9	493.2
Operating income	82.2	76.7	78.7	227.2	274.1
Interest expense	(2.3)	(2.1)	(2.5)	(6.5)	(7.9)
Net gain (loss) on the tax receivable agreements	0.5	—	0.5	0.5	1.0
Net investment gain (loss) of consolidated investment products	9.8	13.5	(3.9)	38.2	(14.6)
Other net investment gain (loss)	(2.2)	4.2	(5.5)	11.3	(23.7)
Total non-operating income (expense)	5.8	15.6	(11.4)	43.5	(45.2)
Income before income taxes	88.0	92.3	67.3	270.7	228.9
Provision for income taxes	14.6	18.5	14.8	51.7	46.8
Net income before noncontrolling interests	73.4	73.8	52.5	219.0	182.1
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.3	12.2	11.0	35.5	37.2
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	9.0	8.0	(2.7)	26.0	(9.0)
Net income attributable to Artisan Partners Asset Management Inc.	$53.1	$53.6	$44.2	$157.5	$153.9

Basic earnings per share - Class A common shares	$0.76	$0.76	$0.65	$2.27	$2.17
Diluted earnings per share - Class A common shares	$0.76	$0.76	$0.65	$2.27	$2.17

Average shares outstanding
Class A common shares	63.5	63.5	62.6	63.4	62.3
Participating unvested restricted share-based awards	5.6	5.6	5.7	5.6	5.6
Total average shares outstanding	69.1	69.1	68.3	69.0	67.9

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$53.1	$53.6	$44.2	$157.5	$153.9
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.3	12.2	11.0	35.5	37.2
Add back: Provision for income taxes	14.6	18.5	14.8	51.7	46.8
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.3)	0.8	(1.6)	1.2	(4.4)
Add back: Net (gain) loss on the tax receivable agreements	(0.5)	—	(0.5)	(0.5)	(1.0)
Add back: Net investment (gain) loss of investment products attributable to APAM	3.6	(8.5)	7.1	(19.2)	30.0
Less: Adjusted provision for income taxes	20.0	18.9	18.6	55.9	64.9
Adjusted net income (Non-GAAP)	$60.8	$57.7	$56.4	$170.3	$197.6

Average shares outstanding
Class A common shares	63.5	63.5	62.6	63.4	62.3

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.7	5.7	5.8	5.7	5.7
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	11.5	11.5	11.9	11.5	12.2
Adjusted shares	80.7	80.7	80.3	80.6	80.2

Basic earnings per share (GAAP)	$0.76	$0.76	$0.65	$2.27	$2.17
Diluted earnings per share (GAAP)	$0.76	$0.76	$0.65	$2.27	$2.17
Adjusted net income per adjusted share (Non-GAAP)	$0.75	$0.71	$0.70	$2.11	$2.47

Operating income (GAAP)	$82.2	$76.7	$78.7	$227.2	$274.1
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.3)	0.8	(1.6)	1.2	(4.4)
Adjusted operating income (Non-GAAP)	$80.9	$77.5	$77.1	$228.4	$269.7

Operating margin (GAAP)	33.0%	31.6%	33.6%	31.3%	35.7%
Adjusted operating margin (Non-GAAP)	32.5%	31.9%	32.9%	31.5%	35.1%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$53.1	$53.6	$44.2	$157.5	$153.9
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.3	12.2	11.0	35.5	37.2
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.3)	0.8	(1.6)	1.2	(4.4)
Add back: Net (gain) loss on the tax receivable agreements	(0.5)	—	(0.5)	(0.5)	(1.0)
Add back: Net investment (gain) loss of investment products attributable to APAM	3.6	(8.5)	7.1	(19.2)	30.0
Add back: Interest expense	2.3	2.1	2.5	6.5	7.9
Add back: Provision for income taxes	14.6	18.5	14.8	51.7	46.8
Add back: Depreciation and amortization	2.4	2.4	2.0	6.9	5.5
Adjusted EBITDA (Non-GAAP)	$85.5	$81.1	$79.5	$239.6	$275.9

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from the adjusted net income.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$198.3	$114.8
Accounts receivable	96.1	98.6
Investment securities	139.6	85.4
Deferred tax assets	446.5	477.0
Assets of consolidated investment products	379.6	289.2
Operating lease assets	91.7	101.4
Other	65.9	68.2
Total assets	$1,417.7	$1,234.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$150.3	$54.2
Borrowings	199.2	199.1
Operating lease liabilities	110.5	120.8
Amounts payable under tax receivable agreements	363.9	398.8
Liabilities of consolidated investment products	50.7	47.0
Total liabilities	874.6	819.9

Redeemable noncontrolling interests	219.7	135.3
Total stockholders’ equity	323.4	279.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,417.7	$1,234.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022

Beginning assets under management	$142,989	$138,498	$130,547	3.2%	9.5%
Gross client cash inflows	5,601	4,750	6,898	17.9%	(18.8)%
Gross client cash outflows	(6,940)	(5,857)	(7,971)	(18.5)%	12.9%
Net client cash flows	(1,339)	(1,107)	(1,073)	(21.0)%	(24.8)%
Artisan Funds' distributions not reinvested[1]	(75)	(68)	(81)	(10.3)%	7.4%
Investment returns and other	(5,080)	5,666	(8,786)	(189.7)%	42.2%
Ending assets under management	$136,495	$142,989	$120,607	(4.5)%	13.2%
Average assets under management	$142,199	$139,323	$132,946	2.1%	7.0%

	For the Nine Months Ended			% Change from
	September 30,	September 30,		September 30,
	2023	2022		2022

Beginning assets under management	$127,892	$174,754		(26.8)%
Gross client cash inflows	15,889	22,397		(29.1)%
Gross client cash outflows	(19,567)	(27,018)		27.6%
Net client cash flows	(3,678)	(4,621)		20.4%
Artisan Funds' distributions not reinvested[1]	(190)	(169)		(12.4)%
Investment returns and other	12,471	(49,357)		125.3%
Ending assets under management	$136,495	$120,607		13.2%
Average assets under management	$138,982	$146,244		(5.0)%

1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
September 30, 2023
Beginning assets under management	$38,586	$21,109	$6,648	$36,786	$23,974	$873	$8,198	$3,572	$3,129	$114	$142,989	$69,144	$73,845	$142,989
Gross client cash inflows	1,181	311	84	1,957	376	17	799	131	43	702	5,601	3,313	2,288	5,601
Gross client cash outflows	(2,755)	(662)	(212)	(1,123)	(952)	(58)	(422)	(228)	(527)	(1)	(6,940)	(3,440)	(3,500)	(6,940)
Net client cash flows	(1,574)	(351)	(128)	834	(576)	(41)	377	(97)	(484)	701	(1,339)	(127)	(1,212)	(1,339)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(75)	—	—	—	(75)	(75)	—	(75)
Investment returns and other	(1,731)	(1,132)	(145)	(1,018)	(692)	(36)	138	(252)	(190)	(22)	(5,080)	(2,297)	(2,783)	(5,080)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(15)	15	—
Ending assets under management	$35,281	$19,626	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$793	$136,495	$66,630	$69,865	$136,495
Average assets under management	$37,406	$20,762	$6,655	$37,286	$23,780	$874	$8,474	$3,488	$2,917	$557	$142,199	$69,042	$73,157	$142,199

June 30, 2023
Beginning assets under management	$37,082	$21,590	$6,361	$34,561	$22,879	$838	$8,078	$3,740	$3,287	$82	$138,498	$66,979	$71,519	$138,498
Gross client cash inflows	931	337	66	1,841	579	29	668	169	103	27	4,750	3,610	1,140	4,750
Gross client cash outflows	(1,226)	(1,006)	(172)	(1,030)	(852)	(26)	(643)	(393)	(509)	—	(5,857)	(3,744)	(2,113)	(5,857)
Net client cash flows	(295)	(669)	(106)	811	(273)	3	25	(224)	(406)	27	(1,107)	(134)	(973)	(1,107)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(68)	—	—	—	(68)	(68)	—	(68)
Investment returns and other	1,799	188	393	1,414	1,368	32	163	56	248	5	5,666	2,367	3,299	5,666
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$38,586	$21,109	$6,648	$36,786	$23,974	$873	$8,198	$3,572	$3,129	$114	$142,989	$69,144	$73,845	$142,989
Average assets under management	$36,995	$21,288	$6,427	$35,447	$23,269	$846	$8,160	$3,540	$3,246	$105	$139,323	$67,330	$71,993	$139,323

September 30, 2022
Beginning assets under management	$33,964	$21,643	$6,775	$29,391	$22,390	$1,003	$7,085	$4,136	$4,126	$34	$130,547	$63,033	$67,514	$130,547
Gross client cash inflows	2,996	549	65	1,257	834	27	712	235	192	31	6,898	3,784	3,114	6,898
Gross client cash outflows	(2,319)	(1,807)	(296)	(1,185)	(936)	(62)	(655)	(378)	(333)	—	(7,971)	(4,607)	(3,364)	(7,971)
Net client cash flows	677	(1,258)	(231)	72	(102)	(35)	57	(143)	(141)	31	(1,073)	(823)	(250)	(1,073)
Artisan Funds' distributions not reinvested[2]	—	—	—	(33)	—	—	(48)	—	—	—	(81)	(81)	—	(81)
Investment returns and other	(1,122)	(1,499)	(418)	(2,783)	(2,224)	(114)	(58)	(344)	(225)	1	(8,786)	(4,141)	(4,645)	(8,786)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(149)	149	—
Ending assets under management	$33,519	$18,886	$6,126	$26,647	$20,064	$854	$7,036	$3,649	$3,760	$66	$120,607	$57,839	$62,768	$120,607
Average assets under management	$36,491	$21,362	$6,937	$29,231	$22,203	$963	$7,241	$4,231	$4,229	$58	$132,946	$63,978	$68,968	$132,946

______________________________________

1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of September 30, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $55 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Nine Months Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
September 30, 2023
Beginning assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Gross client cash inflows	2,905	1,196	195	6,149	1,304	63	2,542	488	311	736	15,889	11,294	4,595	15,889
Gross client cash outflows	(5,093)	(2,870)	(556)	(3,222)	(3,130)	(217)	(1,506)	(1,277)	(1,695)	(1)	(19,567)	(11,074)	(8,493)	(19,567)
Net client cash flows	(2,188)	(1,674)	(361)	2,927	(1,826)	(154)	1,036	(789)	(1,384)	735	(3,678)	220	(3,898)	(3,678)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(190)	—	—	—	(190)	(190)	—	(190)
Investment returns and other	3,492	677	648	3,465	2,765	77	652	546	163	(14)	12,471	5,804	6,667	12,471
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(15)	15	—
Ending assets under management	$35,281	$19,626	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$793	$136,495	$66,630	$69,865	$136,495
Average assets under management	$36,812	$21,167	$6,489	$35,210	$23,203	$882	$8,118	$3,593	$3,260	$248	$138,982	$67,110	$71,872	$138,982

September 30, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	6,008	2,805	450	5,906	2,404	243	2,111	1,431	974	65	$22,397	15,067	7,330	22,397
Gross client cash outflows	(6,771)	(7,232)	(814)	(3,798)	(2,698)	(133)	(2,169)	(2,451)	(952)	—	(27,018)	(17,843)	(9,175)	(27,018)
Net client cash flows	(763)	(4,427)	(364)	2,108	(294)	110	(58)	(1,020)	22	65	$(4,621)	(2,776)	(1,845)	(4,621)
Artisan Funds' distributions not reinvested[2]	—	—	—	(33)	—	—	(136)	—	—	—	$(169)	(169)	—	(169)
Investment returns and other	(18,152)	(9,685)	(1,563)	(7,244)	(6,386)	(429)	(927)	(3,433)	(1,539)	1	$(49,357)	(23,366)	(25,991)	(49,357)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(213)	213	—
Ending assets under management	$33,519	$18,886	$6,126	$26,647	$20,064	$854	$7,036	$3,649	$3,760	$66	$120,607	$57,839	$62,768	$120,607
Average assets under management[4]	$39,888	$25,249	$7,405	$30,858	$24,306	$1,030	$7,674	$5,289	$4,514	$45	$146,244	$70,544	$75,700	$146,244

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of September 30, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $55 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for the period beginning March 31, 2022, when the team began investment operations.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of September 30, 2023
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$18,957	16.18%	(0.42)%	7.95%	10.35%	10.10%	452
MSCI All Country World Index			20.80%	6.89%	6.46%	7.55%	5.58%
Global Discovery Strategy	9/1/2017	$1,364	17.91%	1.14%	9.53%	---	11.65%	441
MSCI All Country World Index			20.80%	6.89%	6.46%	---	7.24%
U.S. Mid-Cap Growth Strategy	4/1/1997	$11,927	13.87%	(1.27)%	8.46%	9.86%	14.08%	500
Russell Midcap® Index			13.45%	8.09%	6.38%	8.98%	9.73%
Russell Midcap® Growth Index			17.47%	2.61%	6.97%	9.94%	9.08%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,033	7.72%	(5.30)%	4.36%	9.14%	10.13%	298
Russell 2000® Index			8.93%	7.16%	2.39%	6.64%	8.42%
Russell 2000® Growth Index			9.59%	1.09%	1.55%	6.71%	7.15%
Global Equity Team
Global Equity Strategy	4/1/2010	$375	18.61%	(0.04)%	5.80%	8.53%	10.52%	264
MSCI All Country World Index			20.80%	6.89%	6.46%	7.55%	7.88%
Non-U.S. Growth Strategy	1/1/1996	$12,461	22.73%	1.00%	3.56%	4.41%	9.01%	443
MSCI EAFE Index			25.65%	5.75%	3.24%	3.82%	4.58%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$6,629	13.03%	(1.13)%	---	---	9.34%	400
MSCI All Country World Index Ex USA Small Mid Cap			19.95%	3.24%	---	---	5.34%
China Post-Venture Strategy	4/1/2021	$161	4.19%	---	---	---	(17.05)%	330
MSCI China SMID Cap Index			1.89%	---	---	---	(20.35)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,722	29.94%	16.06%	9.39%	9.90%	8.99%	175
Russell 1000® Index			21.19%	9.53%	9.62%	11.62%	9.42%
Russell 1000® Value Index			14.44%	11.05%	6.22%	8.44%	7.24%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,642	17.50%	13.85%	6.08%	7.13%	11.73%	276
Russell Midcap® Index			13.45%	8.09%	6.38%	8.98%	8.97%
Russell Midcap® Value Index			11.05%	10.98%	5.18%	7.91%	8.97%
Value Income Strategy	3/1/2022	$11	11.71%	---	---	---	(4.18)%	(459)
S&P 500 Market Index			21.62%	---	---	---	0.41%
International Value Team
International Value Strategy	7/1/2002	$36,401	33.22%	14.98%	8.74%	7.72%	11.32%	573
MSCI EAFE Index			25.65%	5.75%	3.24%	3.82%	5.59%
International Explorer Strategy	11/1/2020	$201	22.30%	---	---	---	12.58%	748
MSCI All Country World Index Ex USA Small Cap (Net)			19.01%	---	---	---	5.10%
Global Value Team
Global Value Strategy	7/1/2007	$22,398	29.51%	12.35%	6.39%	8.00%	8.11%	293
MSCI All Country World Index			20.80%	6.89%	6.46%	7.55%	5.18%
Select Equity Strategy	3/1/2020	$308	26.13%	9.65%	---	---	8.94%	(382)
S&P 500 Market Index			21.62%	10.15%	---	---	12.76%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$796	20.95%	(0.87)%	2.30%	4.17%	4.67%	79
MSCI Emerging Markets Index			11.70%	(1.73)%	0.55%	2.07%	3.88%
Credit Team
High Income Strategy	4/1/2014	$8,387	11.59%	4.72%	5.22%	---	6.34%	266
ICE BofA US High Yield Index			10.19%	1.82%	2.80%	---	3.68%
Credit Opportunities Strategy	7/1/2017	$199	18.64%	15.04%	12.96%	---	12.69%	1,087
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			4.54%	1.70%	1.86%	---	1.82%
Floating Rate Strategy	1/1/2022	$52	14.36%	---	---	---	6.14%	123
Credit Suisse Leveraged Loan Total Return Index			12.47%	---	---	---	4.91%
Developing World Team
Developing World Strategy	7/1/2015	$3,223	23.82%	(8.56)%	10.00%	---	8.40%	620
MSCI Emerging Markets Index			11.70%	(1.73)%	0.55%	---	2.20%

Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,055	10.26%	4.17%	9.57%	---	15.36%	382
S&P 500 Market Index			21.62%	10.15%	9.91%	---	11.54%
Antero Peak Hedge Strategy	11/1/2017	$400	5.36%	1.72%	7.14%	---	9.45%	(149)
S&P 500 Market Index			21.62%	10.15%	9.91%	---	10.94%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$296	12.66%	---	---	---	10.43%	708
ICE BofA 3-month Treasury Bill Index			4.47%	---	---	---	3.35%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$81	17.56%	---	---	---	11.96%	1,025
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			11.15%	---	---	---	1.71%
Emerging Markets Local Opportunities Strategy	8/1/2022	$416	15.77%	---	---	---	9.66%	332
J.P. Morgan GBI-EM Global Diversified Index			13.10%	---	---	---	6.34%

Total Assets Under Management		$136,495
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 14% of our assets under management at September 30, 2023, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $55 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.